NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 06, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 18, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The reorganization of the God Bless America ETF (YALL old, CUSIP 886364462) into the Truth Social God Bless America ETF (YALL new, CUSIP 89844T885) became effective on June 18, 2026. Shares of the God Bless America ETF (YALL old, CUSIP 886364462) converted into shares of the Truth Social God Bless America ETF (YALL new, CUSIP 89844T885) with the same aggregate net asset value of the Target Fund at the time of the reorganization. This Form 25 is being filed solely in connection with the discontinuation of trading on NYSE Arca of the God Bless America ETF (YALL old, CUSIP 886364462) and does not affect the continued listing on NYSE Arca of the Truth Social God Bless America ETF (YALL new, CUSIP 89844T885). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 22, 2026.